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                                                                      EXHIBIT 21


                           SUBSIDIARIES OF THE COMPANY


Aston Molecules, Inc., organized under the laws of the United Kingdom

MYCOsearch Inc., incorporated under the laws of the State of Delaware

Applied bioTechnology, Inc., incorporated under the laws of the State of Delaware

Oncogene Science Diagnostics, Inc., incorporated under the laws of the State of Delaware